Exhibit 99.1

                         NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2020 FIRST QUARTER

•	Secures incremental liquidity through successful $1.0 billion notes offering and $100 million expansion of its revolving credit facility

•	Amends credit agreement for added financial flexibility
SANDUSKY, Ohio (May 6, 2020) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its first quarter ended March 29, 2020. Historically, first-quarter results represent less than 5% of the Company’s full-year net revenues, as most parks and facilities are closed during the first quarter. As a result, the Company typically operates at a loss during this three-month period.
“The near-term financial impact of the COVID-19 pandemic is rapidly evolving and difficult to measure and quantify. First-quarter attendance and revenues were trending ahead of the first quarter last year and were consistent with our expectations through the middle of March, when we were forced to indefinitely close our parks or delay park openings,” said Richard Zimmerman, president and CEO of Cedar Fair.
“In response to the COVID-19 pandemic, we have taken timely, proactive steps to adapt the Company to the current environment, and to further strengthen our financial position,” continued Zimmerman. “The ability to quickly adjust our flexible business model enables us to manage through these uncertain times while remaining prepared to reopen our properties as soon as reasonably possible.”
Zimmerman added, “Although the COVID-19 pandemic created conditions which led to the closure of our operations in mid-March, we are nevertheless pleased that the record pace we established in 2019 carried well into the first quarter of 2020. Strong season passes sales, coupled with Knott’s Berry Farm’s very strong start this year and an anticipated pent-up demand for outdoor entertainment, give us confidence our parks are well positioned to provide our guests with an outstanding choice for family outdoor entertainment.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Results for Its 2020 First Quarter
May 6, 2020

First-Quarter Results
For the first quarter ended March 29, 2020, Cedar Fair’s net revenues totaled $54 million compared with $67 million for last year’s first quarter ended March 31, 2019. The decrease in net revenues for the period was the direct result of a 239,000-visit decrease in attendance and a $3 million decrease in out-of-park revenues, both shortfalls due to COVID-19-related park closures beginning March 14, 2020, through the end of the quarter.
Prior to the mid-March disruption of operations, attendance was up 149,000 visits, or 19%, and revenues were up more than $8 million, both increases primarily driven by a record start to the 2020 season at Knott’s Berry Farm, the Company’s only year-round park. During the last two weeks of the quarter, with no parks in operation as a result of COVID-19, the Company estimates it lost 388,000 visits and more than $20 million in revenues when compared with the same two-week period a year ago.
Early cost-savings measures implemented after park operations were suspended helped offset a portion of the decrease in revenues. For the first quarter, operating costs and expenses totaled $138 million, which was comparable to the first quarter of 2019. Depreciation and amortization expense in the quarter decreased $9 million compared to the first quarter of 2019 due to less depreciation expense being recognized in the current period due to the COVID-19 park closures, as well as a change in the estimated useful life of a long-lived park asset in the prior period.
The loss on impairment / retirement of fixed assets in the quarter was $7 million, compared with $1 million in the first quarter last year. The increase between years included a $3 million impairment charge with respect to the newly acquired Schlitterbahn parks’ long-lived assets, triggered by the anticipated impacts of COVID-19, as well as the impairment of two specific assets during the current-year period. Similarly, the loss on impairment of goodwill and other intangibles of $88 million during the first quarter of 2020 was also triggered by the anticipated impacts of COVID-19.
After the items noted above, the operating loss for the first quarter totaled $184 million, compared with an operating loss of $85 million in the first quarter last year.
Interest expense for the first quarter was $27 million, up from $21 million in the first quarter of 2019 due to incremental interest incurred on the Company’s 2029 senior notes issued in June 2019. The net effect of the Company’s swaps resulted in a $20 million charge to earnings during the first quarter of 2020, compared

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Results for Its 2020 First Quarter
May 6, 2020

with a $6 million charge to earnings in the same period last year. The difference reflects the change in fair market value movements in the Company’s swap portfolio. During the first quarter of 2020, the Company also recognized a $34 million net charge to earnings for foreign currency gains and losses related to the U.S.-dollar denominated Canadian notes, compared with a $9 million net benefit to earnings for the first quarter of 2019.
During the first three months of 2020, a benefit for taxes of $49 million was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes compared to a tax benefit of $20 million recorded in the first quarter of 2019.
After the items above, net loss for the 2020 first quarter totaled $216 million, or $3.83 per diluted LP unit, versus a net loss of $84 million, or $1.49 per diluted LP unit, reported in the first quarter of 2019.
In spite of the disruption caused by COVID-19, the Company’s season pass sales remained up more than 30% as of the end of the first quarter, compared to the prior-year period. The year-over-year increase reflects the record pace in season pass sales coming out of 2019 and the continuation of that strong momentum in the current year prior to COVID-19. As of March 29, 2020, deferred revenues totaled $195 million, representing an increase of $33 million, or more than 20%, from this same time last year.
COVID-19 Response
Addressing actions recently announced in response to COVID-19, Zimmerman noted the Company has taken proactive measures to reduce operating costs and capital spending in order to improve financial flexibility while its parks remain closed and in a state of readiness to reopen for the 2020 season. In addition, the Company has suspended its quarterly cash distribution payments until operating visibility improves and distribution payments can be reinstituted under our recently revised debt covenants. “Concurrent with the proactive steps we’ve taken to date, our park GMs and their teams have been actively addressing and planning for new measures and guidelines to ensure our properties can reopen as soon as possible once state and local restrictions have been lifted,” said Zimmerman. “As we contemplate what new measures could be necessary, our overarching goal is to ensure the safety and well-being of everyone inside our properties, while still providing our guests a best-day experience.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Results for Its 2020 First Quarter
May 6, 2020

Liquidity and Balance Sheet Update
To provide for incremental liquidity should COVID-19 create an extended disruption, the Company recently announced the completion of a private offering of $1.0 billion of 5.500% senior secured notes due in 2025, of which $463 million was used to repay a portion of its senior secured term loan. In concert with the bond offering, the Company added an incremental $100 million of revolving credit commitments to its existing revolving credit facility, increasing the total size of the revolver to $375 million.
In addition, the Company and its secured lenders agreed to amend the credit facility covenants to provide additional covenant headroom, further enhancing the Company’s financial flexibility. The amendment suspends the Company’s total leverage ratio financial maintenance covenant after the first quarter of 2020. Thereafter, the total leverage ratio covenant will be replaced by a senior secured leverage ratio covenant. Commencing with the first quarter of 2021, through the third quarter of 2021, the Company will calculate leverage by substituting results from the second, third and fourth quarters of 2020 with results from the second, third and fourth quarters of 2019, preventing the effects of the COVID-19 pandemic from distorting the covenant calculations and distracting the Company or its lenders from the prudent management of the business over the quarters ahead. In addition, there is an added requirement the Company maintain a minimum liquidity level of $125.0 million, and the Company may not make restricted payments such as distributions, generally through December 31, 2021.
“In a very uncertain economic environment, we are extremely pleased with the market’s confidence as demonstrated by our very successful notes offering,” said Zimmerman. “Additionally, we greatly appreciate and value the continued support from our long-tenured bank group during these unprecedented times. With our cash on hand, plus the remaining availability under our expanded revolving credit facility, our pro-forma liquidity position as of March 29, 2020, was approximately $821 million.”
Given the cost-cutting and cash-savings measures taken to date, the Company anticipates its average cash burn rate going forward, including operating expenses while its parks remain closed, capital expenditures and debt facility costs, after consideration for the recently completed bond offering, will be approximately $30-40 million per month. Should its parks remain closed for an extended period of time, the Company is prepared to activate additional cost-cutting and cash-savings measures to further reduce its cash burn rate.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Results for Its 2020 First Quarter
May 6, 2020

Outlook
Commenting on the current state of business, Zimmerman said, “We continue to work closely with local and state health authorities to monitor the COVID-19 pandemic. Based on the best information we have currently, we do not anticipate resuming operations at any of our parks in the near term. This projection remains fluid and subject to change as the situation evolves, including if state and local guidelines are modified.”
Zimmerman concluded by noting, “There is nothing we want more than to safely open our parks and provide our guests with the thrilling, high-quality and value-oriented entertainment for which Cedar Fair parks are widely known.  With the completion of our recent notes offering, expansion of our revolving credit facility, and cost-cutting and cash-savings measures now in place, we are confident we have the resources to effectively manage our business through an extended disruption. When the time is right, we look forward to welcoming our loyal park guests and families back to our midways.”
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, May 6, 2020, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on Cedar Fair’s investor site https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Company’s investor site https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET, Wednesday, May 6, 2020, until 11:59 p.m. ET, Wednesday, May 20, 2020. To access the phone replay, please dial (800) 585-8367 or (416) 621-4642, followed by the Conference ID # 7891934.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Results for Its 2020 First Quarter
May 6, 2020

13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. The Company also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -

(financial tables follow)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Results for Its 2020 First Quarter
May 6, 2020

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended
	March 29, 2020	March 31, 2019
Net revenues:
Admissions	$26,649	$33,217
Food, merchandise and games	19,947	24,704
Accommodations, extra-charge products and other	7,039	9,056
	53,635	66,977
Costs and expenses:
Cost of food, merchandise, and games revenues	6,385	7,649
Operating expenses	106,368	98,205
Selling, general and administrative	24,809	31,666
Depreciation and amortization	5,088	13,589
Loss on impairment / retirement of fixed assets, net	6,767	1,424
Loss on impairment of goodwill and other intangibles	88,181	—
Gain on sale of investment	—	(617)
	237,598	151,916
Operating loss	(183,963)	(84,939)
Interest expense	27,219	20,920
Net effect of swaps	19,779	6,379
Loss (gain) on foreign currency	34,202	(8,669)
Other (income) expense	(179)	89
Loss before taxes	(264,984)	(103,658)
Benefit for taxes	(49,007)	(19,985)
Net loss	(215,977)	(83,673)
Net loss allocated to general partner	(2)	(1)
Net loss allocated to limited partners	$(215,975)	$(83,672)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	March 29, 2020	March 31, 2019
Cash and cash equivalents	$26,295	$60,272
Total assets	$2,389,483	$2,132,470
Long-term debt, including current maturities:
Revolving credit loans	$70,000	$120,000
Term debt	722,185	725,668
Notes	1,432,601	938,407
	$2,224,786	$1,784,075
Total partners' deficit	$(274,214)	$(109,598)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports Results for Its 2020 First Quarter
May 6, 2020

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended
	March 29, 2020	March 31, 2019
Attendance	936	1,175
In-park per capita spending (1)	$45.95	$46.13
Out-of-park revenues (1)	$12,091	$14,761
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of these measures to net revenues for the periods presented is as follows:

	Three months ended
(In thousands)	March 29, 2020	March 31, 2019
In-park revenues	$43,027	$54,213
Out-of-park revenues	12,091	14,761
Concessionaire remittance	(1,483)	(1,997)
Net revenues	$53,635	$66,977

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended
(In thousands)	March 29, 2020	March 31, 2019
Net loss	$(215,977)	$(83,673)
Interest expense	27,219	20,920
Interest income	(348)	(233)
Benefit for taxes	(49,007)	(19,985)
Depreciation and amortization	5,088	13,589
EBITDA	(233,025)	(69,382)
Net effect of swaps	19,779	6,379
Non-cash foreign currency loss (gain)	34,203	(8,664)
Non-cash equity compensation expense	(4,794)	2,543
Loss on impairment / retirement of fixed assets, net	6,767	1,424
Loss on impairment of goodwill and other intangibles	88,181	—
Gain on sale of investment	—	(617)
Other (1)	224	159
Adjusted EBITDA (2)	$(88,665)	$(68,158)

(1)
Consists of certain costs as defined in the Company's Second Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Second Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233